UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or Section 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 15, 2026 (January 9, 2026)

XCF GLOBAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-42687	33-4582264
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

2500 City West Blvd Suite 150-138 Houston, TX	77042
(Address of principal executive offices)	(Zip Code)

(346) 630-4724

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, par value $0.0001 per share	SAFX	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 9, 2026, XCF Global, Inc. (the “Company”) entered into a Transition Agreement with Simon Oxley, the Company’s Chief Financial Officer (“CFO”), effective immediately (the “Transition Agreement”). In consideration for certain covenants by Mr. Oxley, the Company granted 5,246,260 restricted stock units (“RSUs”) to Mr. Oxley pursuant to the terms of the Transition Agreement. The Company agreed to use its commercially reasonable best efforts to file a registration statement covering the shares of Class A common stock, par value $0.0001 per share (“Common Stock”) underlying the RSUs within ninety days following the date the shares underlying the RSUs are issued. Mr. Oxley’s departure was not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies, or practices. Mr. Oxley will remain with the Company in a consulting role to assist with the transition of CFO duties.

In connection with the Transition Agreement, on January 9, 2026, the Company entered into a Consulting Agreement with Mr. Oxley (the “Consulting Agreement”). Pursuant to the terms of the Consulting Agreement, Mr. Oxley agreed to provide certain services to the Company, including, but not limited to, supporting ongoing requirements pertaining to a certain acquisition project (the “Project”). In exchange for Mr. Oxley’s services, the Company agreed to pay a monthly fee equal to either 26,500 shares of Common Stock or $20,000, at the Company’s option. Additionally, the Company agreed to grant 2,753,740 shares of Common Stock if the Project closes and Mr. Oxley continued to work in a leadership role on such Project through the date of the Sale and Purchase Agreement (the “Signing Date”) governing the Project or if the Consulting Agreement is terminated by the Company other than for cause prior to the Signing Date and the Project closes within twelve months from the date of such termination. The Consulting Agreement shall continue on a month-to-month basis until the signing of the Sale and Purchase Agreement for the Project.

On January 12, 2026, pursuant to an agreement with ZRG Interim Solutions (“ZRG”), dated December 29, 2025 (the “Services Agreement”), the Company appointed William Dale as its CFO, effective immediately. Under the terms of the Services Agreement, the Company shall pay ZRG an amount equal to $12,500 per week.

Mr. Dale, age 56, brings more than 25 years of experience in finance, capital structure management, and operations across the energy and infrastructure sectors. He most recently served as Chief Financial Officer and Strategic Leader of Newbridge Resources Group LLC from August 2023 to November 2025, where he led the build-out of the corporate finance organization, supported operational reorganization initiatives, and oversaw financial planning, treasury, audits, and SEC reporting. From June 2022 to July 2023, Mr. Dale served as Interim Chief Financial Officer of Tally Energy Services LLC, where he led the consolidation of multiple legal entities, oversaw enterprise system implementations, managed external audits, and directed financial reporting, FP&A, and bank covenant compliance. From August 2020 to June 2022, he served as Chief Financial Officer and Operations Co-Lead of Aqua Terra Water Management LP, where he led a comprehensive restructuring of operations and back-office functions, renegotiated bank facilities, secured new equity capital, and implemented working capital and cash forecasting frameworks. Earlier in his career, from January 2015 to August 2020, Mr. Dale served as Chief Financial Officer of Kerogen Exploration LLC, a privately held exploration and production company backed by Riverstone Holdings LLC, where he was responsible for financial management, capital controls, and transaction execution across U.S. and international assets. Mr. Dale is a licensed Texas Certified Public Accountant and holds a Master of Business Administration and a Master of Petroleum Engineering from the University of Houston, as well as bachelor’s degrees in Accounting and Finance.

Except as set forth above, there are no arrangements or understandings between Mr. Dale and any other persons pursuant to which he was selected as an officer. Mr. Dale does not have any family relationships with any director or executive officer of the Company, and there are no transactions in which he has an interest requiring disclosure under Item 404(a) of Regulation S-K.

A copy of the Company’s press release announcing the CFO transition is furnished as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference

Item 8.01 Other Events.

On January 14, 2026, the Company issued a press release announcing that it is evaluating financing options to support the next phase of its long-term growth strategy which is the construction of its New Rise Reno 2 facility.

A copy of the press release is filed as Exhibit 99.2 to this Current Report on Form 8-K and is incorporated herein by reference, and the foregoing description of the press release is qualified in its entirety by reference to such exhibit.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits:

Exhibit No.	Description

99.1	Press Release dated January 14, 2026
99.2	Press Release dated January 12, 2026
104	Cover page Interactive Data File (embedded in the cover page formatted in Inline XBRL)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 14, 2026
XCF GLOBAL, INC.

	By:	/s/ Christopher Cooper
	Name:	Christopher Cooper
	Title:	Chief Executive Officer